Exhibit 99.1

KULR Receives Initial Passive Propagation Resistant Battery Safety Order from Lockheed Martin

SAN DIEGO / GLOBENEWSWIRE / November 30, 2021 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced the Company has received an initial order totaling approximately $500,000 for its passive propagation resistant (“PPR”) battery systems from the Lockheed Martin Corporation (NYSE: LMT) (“LMT”). This initial order is for immediate delivery and is the starting point in the partnership as LMT leverages KULR’s technological advancements in PPR energy products for its Advanced Energy Systems.

KULR’s PPR energy products include the Thermal Runaway Shield (“TRS”), the Internal Short Circuit (“ISC”), its full suite of proprietary battery design and testing methodologies, as well as the battery cell screening and monitoring system KULR developed for its aerospace and U.S. Department of Defense ("DoD") customers.

“KULR’s heritage is hardware thermal energy management components incorporating our patented carbon fiber architecture,” stated KULR CEO Michael Mo. “We are very pleased and honored to have Lockheed Martin Corporation as a partner advancing our integrated battery design, testing and management platform. As the industry leader serving DoD and aerospace customers, Lockheed Martin brings tremendous expertise and resources to help us perfect our solutions to serve the most mission critical applications in the world.”

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

Tom Colton or Matt Glover

Gateway Investor Relations

Main: (949) 574-3860

KULR@gatewayir.com